GARDEN LIFE PLAN, LTD.

FINANCIAL STATEMENTS WITH

INDEPENDENT AUDITORS' REPORT

Years Ended May 31, 2002 and 2001

GARDEN LIFE PLAN, LTD.

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS' REPORT	3

FINANCIAL STATEMENTS

Balance Sheets	4

Statements of Operations and Deficit in Retained Earnings	5

Statements of Cash Flows	6

Notes to Financial Statements	7 - 12

NISHIHAMA & KISHIDA, CPA's, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

PACIFIC TOWER

1001 BISHOP STREET, SUITE 1700

HONOLULU, HAWAII 96813-3696

TELEPHONE (808) 524-2255

FAX (808) 523-2090

INDEPENDENT AUDITORS' REPORT

To the Board of Directors

Garden Life Plan, Ltd.

We have audited the accompanying balance sheets of Garden Life Plan, Ltd. (a Hawaii corporation) as of May 31, 2002 and 2001, and the related statements of operations and deficit in retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garden Life Plan, Ltd. as of May 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ NISHIHAMA & KISHIDA, CPA's, Inc.

Honolulu, Hawaii

August 28, 2002

Garden Life Plan, Ltd.

BALANCE SHEETS

May 31, 2002 and 2001

	2002	2001

ASSETS
Cash	$ 212,482	$ 780,783
Marketable securities	624,728	1,021,456
Funeral contracts receivable, less allowance for cancellations and uncollectible accounts of $542,517 in 2002 and $548,072 in 2001	3,971,330	4,794,182
Income tax receivable	606,361	70,000
Deferred acquisition costs	4,731,115	4,776,160
Deferred tax assets	3,341,000	3,242,000
Certificate of deposit - restricted	50,000	50,000
Amounts held by trust	23,033,104	21,934,031

	$ 36,570,120	$ 36,668,612

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

LIABILITIES
Accounts payable and accrued liabilities	$ 141,248	$ 159,292
Charter member payable	72,777	78,061
Deferred revenues
30% of contracts outstanding	8,938,746	9,013,999
70% of contracts outstanding	20,247,091	20,613,567
Deferred trust investment income	8,121,613	7,922,105

Total liabilities	37,521,475	37,787,024

STOCKHOLDERS' DEFICIENCY
Common stock authorized, issued, and outstanding, 1000 shares of no par value	1,000	1,000
Deficit in retained earnings	(952,355)	(1,119,412)

Total stockholders' deficiency	(951,355)	(1,118,412)

	$ 36,570,120	$ 36,668,612

See accompanying notes to financial statements

Garden Life Plan, Ltd.

STATEMENTS OF OPERATIONS AND DEFICIT IN RETAINED EARNINGS

Years Ended May 31, 2002 and 2001

	2002	2001

REVENUES
Pre-need funeral contracts serviced
30% of contract price	$ 296,607	$ 301,950
70% of contract price	692,083	612,325
	988,690	914,275

Trust earnings on contracts serviced	312,000	303,000
Interest	41,822	78,739
Other	11,945	22,857
	1,354,457	1,318,871

COSTS AND EXPENSES
Funeral service costs	692,083	612,325
Selling expenses	215,506	205,078
General and administrative expenses	386,976	399,933
	1,294,565	1,217,336

Earnings before income taxes	59,892	101,535

INCOME TAXES
Current tax expense (benefit)	(8,165)	419,988
Deferred tax benefit	(99,000)	(517,000)
	(107,165)	(97,012)

NET EARNINGS	167,057	198,547

Deficit in retained earnings at beginning of year	(1,119,412)	(1,317,959)

Deficit in retained earnings at end of year	$ (952,355)	$ (1,119,412)

See accompanying notes to financial statements

Garden Life Plan, Ltd.

STATEMENTS OF CASH FLOWS

Years Ended May 31, 2002 and 2001

	2002	2001
INCREASE (DECREASE) IN CASH
Cash flows from operating activities
Net earnings	$ 167,057	$ 198,547
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	--	6,312
Net deferred income taxes	(99,000)	(517,000)
(Increase) decrease in:
Funeral contracts receivable	822,852	637,170
Deferred acquisition costs	45,045	(110,160)
Income taxes receivable	(536,361)	(70,000)
Assets held by trust	(1,099,073)	(1,630,835)
Increase (decrease) in:
Accounts payable and accrued liabilities	(18,044)	13,772
Charter member payable	(5,284)	(34,463)
Deferred funeral contract revenue	(441,729)	517,756
Deferred trust investment income	199,508	1,475,521
Income taxes payable	--	(134,000)
Total adjustments	(1,132,086)	154,073

Net cash provided by (used in) operating activities	(965,029)	352,620

Cash flows from investing activities
Proceeds from maturities of marketable securities	498,385	1,458,670
Purchase of marketable securities	(101,657)	(1,606,772)

Net cash provided by (used in) investing activities	396,728	(148,102)

NET INCREASE (DECREASE) IN CASH	(568,301)	204,518

Cash at beginning of year	780,783	576,265

Cash at end of year	$ 212,482	$ 780,783

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	$ 423,500	$ 640,000

See accompanying notes to financial statements

Garden Life Plan, Ltd.

NOTES TO FINANCIAL STATEMENTS

May 31, 2002 and 2001

NOTE A - NATURE OF BUSINESS

Garden Life Plan, Ltd. (the Company), was incorporated in 1968 under the laws of the State of Hawaii (State). The Company operates as a pre-need funeral authority licensed to sell pre-need funeral services in the State under Chapter 441 of the Hawaii Revised Statutes. Hawaiian Memorial Park Cemetery (HMPC) and Hosoi Garden Mortuary, Inc. (Hosoi) each own 50% of the outstanding voting common stock of the Company.

The Company acts as an agent for the individual contract holders who have purchased pre-need funeral service plans. The first 30% of payments collected for each contract sold is retained by the Company to cover its "acquisition costs" and is non-refundable. As a pre-need funeral authority, the Company is required to place in trust the remaining 70% of payments collected for each contract sold (the funeral reserve principal) on behalf of the individual contract purchasers (trustors). The Company has appointed Pacific Century Trust as the trustee of the funeral reserve principal but may appoint another trustee. The funeral reserve principal may be invested but shall not be diminished or withdrawn from trust except in payment of the pre-need services contracted for and provided to the deceased purchaser or designee or for the contractual refund to the purchaser.

Pacific Century Trust, as trustee, maintains the funeral reserve principal in two common trust funds and invests such funds as directed by the Company. Realized income and capital gains earned from the investment of the funeral reserve principal may be withdrawn from these common trust funds by the Company.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

(1) Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Use of estimates include, but are not limited to, accounting for the allowance for cancellations and uncollectible accounts, deferred revenue, deferred acquisition costs, and deferred tax assets. It is at least reasonably possible that the significant estimates used to calculate the allowance for cancellations and uncollectible accounts and deferred revenue will change within the next year due to policy changes made by the Company regarding the collection of funeral contract receivables and also the methods used by the Company to account for trust investment income.

(2) Cash and cash equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

(3) Certificate of deposit - restricted - The certificate of deposit with a financial institution is required to be held by the State for the Company's license as a pre-need funeral authority.

Garden Life Plan, Ltd.

NOTES TO FINANCIAL STATEMENTS

May 31, 2002 and 2001

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

(4) Funeral contracts receivable - Approximately 25% of each contract sold is paid in cash with the remainder being paid under installment plans with varying terms that are generally due within 60 months.

(5) Deferred revenue - The first 30% of each contract is non-refundable and is retained by the Company to cover its "initial acquisition costs." Although 30% of the contract is non-refundable, the income is deferred until the funeral services are provided. The remaining 70% of the contract price is collected by the Company and deposited in trust. This funeral reserve portion of the contract is also deferred until the pre-need funeral service is performed.

The Company also defers all accumulated realized trust earnings generated by the funeral reserve principal until services are performed. The accumulated trust earnings consist primarily of reinvested dividends, interest, and capital gains on sales of securities. Upon performance of the pre-need funeral service contract, the investment earnings estimated to be attributable to the contract are recognized as income.

(6) Deferred acquisition costs - The Company defers all selling or "acquisition" costs associated with pre-need funeral contract sales. Deferred acquisition costs are expensed as funeral service costs when the pre-need funeral service is performed and the related revenue is recognized.

(7) Amounts held by trust - The amounts held by trust represent the cost basis of trust assets which consists of the accumulated funeral reserve principal on pre-need funeral service contracts outstanding and accumulated realized trust earnings that have not been withdrawn by the Company. Unrealized appreciation or depreciation of these investments have not been reflected in the accompanying financial statements.

(8) Marketable securities - The Company's marketable securities are held within a self-managed investment account that is not part of the trust assets. The Company's investments consist of a short-term government mutual fund. As such, the Company classifies marketable securities as "available for sale" and carries these investments at cost.

(9) Income taxes - The provision for income taxes includes federal and state income taxes currently payable or receivable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due adjusted for deferred taxes related to differences between financial and income tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Garden Life Plan, Ltd.

NOTES TO FINANCIAL STATEMENTS

May 31, 2002 and 2001

NOTE C - AMOUNTS HELD BY TRUST

As the Company receives payments on pre-need funeral contracts, it is obligated to deposit amounts collected in excess of the first 30% of the contract price in trust. Information relating to the amounts held by trust as of May 31, 2002 and 2001, are summarized as follows:

	2002		2001
	Cost	Market Value	Cost	Market Value
EQUITY SECURITIES
Vanguard Fixed Income Security Fund Intermediate Term US Treasury Portfolio	$2,268,505	$2,375,748	$2,129,673	$2,178,590
Dodge & Cox Stock Fund	1,872,060	2,070,617	2,000,106	2,235,359
Foreign Equity Fund	2,455,492	2,090,600	2,282,305	2,113,053
Pacific Capital Small Cap Fund	827,312	1,055,892	1,077,951	1,260,492
Pacific Capital Growth & Income Fund	2,456,561	1,926,556	2,474,493	2,264,504
Pacific Capital Growth Stock Fund	2,680,723	1,855,081	2,788,227	2,280,589
Putnam Voyager Fund	1,232,690	963,942	1,221,104	1,141,389
Vanguard/Windsor Fund	2,091,674	,052,581	2,134,522	2,293,772

Total equity securities	15,885,017	14,391,017	16,108,381	15,767,748

DEBT SECURITIES - amortized cost
U.S. Treasury Obligations	1,527,851	1,537,249	1,700,921	1,667,544
U.S. Government Agencies	1,985,516	2,032,428	1,063,276	1,054,748
Corporate Bonds	2,107,766	2,121,782	2,751,295	2,731,586

Total debt securities	5,621,133	5,691,459	5,515,492	5,453,878

Total investments held in trust	21,506,150	20,082,476	21,623,873	21,221,626

Cash held in trust	1,526,954	1,526,954	310,158	310,158

Total assets held in trust	$23,033,104	$21,609,430	$21,934,031	$21,531,784

The amortized cost and market value of debt securities at May 31, 2002 and 2001, by maturity, are shown below:

	2002		2001
	Amortized Cost	Market Value	Amortized Cost	Market Value

Due after one year through five years	$2,942,406	$3,002,943	$2,744,091	$2,729,581

Due after five years through ten years	1,365,077	1,387,312	1,521,154	1,498,375

Due after ten years	1,313,850	1,301,204	1,250,247	1,225,922

	$5,621,333	$5,691,459	$5,515,492	$5,453,878

Garden Life Plan, Ltd.

NOTES TO FINANCIAL STATEMENTS

May 31, 2002 and 2001

NOTE C - AMOUNTS HELD BY TRUST (Continued)

The portion of trust assets representing funeral reserve principal at May 31, 2002 and 2001, are summarized as follows:

	2002	2001

Cost basis of amounts held by trust	$23,033,104	$21,934,031

Undistributed income held in trust	6,629,534	6,118,027

Funeral reserve principal held in trust	$16,403,570	$15,816,004

The principal held in trust may be invested but shall not be diminished or withdrawn except in payment of the pre-need services contracted for and provided to the deceased purchaser or designee or for the contractual refund to the purchaser. Undistributed income held in trust consists of income generated from investments made with principal held in trust such as realized gains, dividends, and interest income. These income amounts are accumulated and held in trust until distributed to the Company

NOTE D - MARKETABLE SECURITIES

In July 1999, the Company established a self-managed investment account consisting of debt securities classified as held-to-date maturity. In April 2001, the Company repositioned its investments by purchasing units in a short-term government mutual fund classified as available-for-sale. The cost of this investment as of May 31, 2002 and 2001, totaled $624,728 and $1,021,456, respectively. Due to the short-term nature of the debt securities held in this mutual fund, fair value approximates cost.

NOTE E - INCOME TAXES

The Company's provision (benefit) for income taxes is summarized as follows:

	2002	2001

Current tax
Federal	$ (3,348)	$ 369,589
State	(4,817)	50,399
	(8,165)	419,988

Deferred tax benefit
Federal	(75,000)	(408,000)
State	(24,000)	(109,000)
	(99,000)	(517,000)

	$ (107,165)	$ (97,012)

Garden Life Plan, Ltd.

NOTES TO FINANCIAL STATEMENTS

May 31, 2002 and 2001

NOTE E - INCOME TAXES (Continued)

The Company's current tax provision differs from the expense that would result from applying the federal statutory rates to earnings before income taxes primarily due to differences in trust earnings on contracts serviced reported for financial statement purposes and tax purposes.

The cumulative temporary differences related to the deferred tax assets and (liabilities) as of May 31, 2002 and 2001, were as follows:

	2002	2001

Reserve for funeral contract cancellations expensed for financial reporting purposes, not deductible for income tax purposes	$ 206,000	$ 18,000
Charter member payable expensed for financial reporting purposes, not deductible for income tax purposes	27,000	30,000
Deferred funeral revenue - 30% of contracts outstanding	3,397,000	3,425,000
Deferred trust investment income	1,504,000	1,584,000
Capital loss carry forward for state tax purposes	5,000	--
Deferred acquisition costs	(1,798,000)	(1,815,000)

Net deferred income tax assets	$ 3,341,000	$ 3,242,000

The Company's net deferred tax assets at May 31, 2002 and 2001, include the following components:

	2002	2001

Deferred tax assets	$ 5,139,000	$ 5,057,000
Deferred tax liabilities	(1,798,000)	(1,815,000)

Net deferred tax assets	$ 3,341,000	$ 3,242,000

The Company has not recorded a valuation allowance for the deferred tax assets as management believes that it is more likely than not that they will be ultimately realized.

NOTE F - RELATED PARTY TRANSACTIONS

Hosoi is the primary servicing mortuary. Payments made for services rendered on pre-need funeral contracts are made directly to Hosoi by the trustee.

Management fees of $43,500 and $159,500 were paid to HMPC for the years ended May 31, 2002 and 2001, respectively.

Garden Life Plan, Ltd.

NOTES TO FINANCIAL STATEMENTS

May 31, 2002 and 2001

NOTE G - CHARTER MEMBER PAYABLE

In October 1995, the Company's board of directors moved to compensate its charter members for relinquishing their status as charter members with a final distribution consisting of an option to receive either $250 in cash or a $500 coupon for future funeral services. Charter members were the original customers of the Company, who had received payments from the Company in prior years at the discretion of the board of directors. The option expired February 29, 1996, at which time all charter members who had not exercised the $250 cash option were mailed the $500 coupon for future funeral services. The Company will pay the servicing mortuary for such services upon the death of the charter member and the receipt of the issued coupon. In fiscal year 1996, the Company accrued $210,500 for the estimated future services and, at May 31, 2002 and 2001, the accrual for the unredeemed coupons approximated $73,000 and $78,000, respectively.

NOTE H - CONTINGENT LIABILITIES

The Company has an agreement with Hosoi which gives the Company the exclusive right to solicit pre-need funeral service arrangements for service by Hosoi. This agreement also commits Hosoi to perform the funeral services that are the contractual obligations of the Company to the individual contract purchasers. This agreement expired in September 2001. However, Hosoi's responsibility to provide services under pre-need contracts sold prior to expiration of the agreement continues indefinitely.

When a prepaid funeral contract purchaser passes away, the Trustee is required to pay the designated mortuary service provider the related amount from the funeral reserve principal previously deposited in the common trusts. A contract purchaser also has the right to terminate the contract; in which case, the related amount in the funeral reserve principal must be refunded. The Company, as seller of the pre-need funeral service agreements, has the obligation to secure performance of the funeral service at no further cost to the prepaid funeral contract purchaser. Therefore, the Company is contingently liable for any costs in excess of funds available in the funeral reserve principal to provide alternate funeral services if Hosoi is unable to perform on its contractual obligation. Hosoi has given no indication that it will be unable to fully perform its obligations under the servicing mortuary agreement and has provided assurances that it will continue to service all pre-need contracts sold prior to the expiration date of the servicing mortuary agreement. Accordingly, management has not undertaken to estimate the liability, if any, that may result from the excess of current and expected funeral service costs over the funeral reserve principal, if Hosoi is unable to perform.

NOTE I - CONCENTRATION OF CREDIT RISK

The Company maintains its cash accounts in commercial banks and with the trustee located in the State. Cash balances of these accounts are insured up to $100,000 per account holder by the Federal Deposit Insurance Corporation (FDIC) or up to $500,000 (with a limit of $100,000 for cash) by the Securities Investors Protection Corporation (SIPC). In assessing its concentration of credit risk related to cash and cash equivalents, the Company places its cash and cash equivalents in commercial banks and with the trustee, which may at times exceed the insurance limits.